Exhibit 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES

SECOND QUARTER 2018 FINANCIAL RESULTS

Regular Quarterly Dividend of $0.39 Per Share Declared for Third Quarter 2018

EVANSTON, Ill., August 2, 2018 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”), a provider of customized debt and equity financing solutions, primarily to lower middle-market companies based in the United States, today announced its financial results for the second quarter ended June 30, 2018.

Second Quarter 2018 Financial Highlights

•	Total investment income of $18.1 million

•	Net investment income of $9.0 million, or $0.37 per share

•	Adjusted net investment income of $8.7 million, or $0.36 per share(1)

•	Net increase in net assets resulting from operations of $7.6 million, or $0.31 per share

•	Invested $43.1 million in debt and equity securities, including three new portfolio companies

•	Received proceeds from repayments and realizations of $29.2 million

•	Paid regular quarterly dividend of $0.39 per share on June 22, 2018

•	Net asset value (NAV) of $396.3 million, or $16.20 per share, as of June 30, 2018

•	Estimated spillover income (or taxable income in excess of distributions) as of June 30, 2018 of $9.0 million, or $0.37 per share

Management Commentary

“From an operating perspective, second quarter results were in line with our expectations. On a fair value basis, our portfolio continues to provide us with a high level of current and recurring adjusted net investment income and the opportunity to monetize equity-related investments. We continued to grow our portfolio, adding $43.1 million in new investments while receiving repayments of $29.2 million,” said Ed Ross, Chairman and CEO of Fidus Investment Corporation. “As we enter the second half of the year, the prospects of an improving quality of deal flow and healthy M&A activity should allow us to continue to selectively grow our diversified portfolio while adhering to our principle of emphasizing capital preservation.”

(1) Supplemental information regarding adjusted net investment income:

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of net investment income to adjusted net investment income are set forth in Schedule 1.

Second Quarter 2018 Financial Results

The following table provides a summary of our operating results for the three months ended June 30, 2018 as compared to the same period in 2017 (dollars in thousands, except per share data):

	Three Months Ended June 30,
	2018	2017	$ Change	% Change
Interest income	$15,685	$13,578	$2,107	15.5%
Payment-in-kind interest income	1,330	1,656	(326)	(19.7%)
Dividend income	295	615	(320)	(52.0%)
Fee income	775	1,395	(620)	(44.4%)
Interest on idle funds and other income	27	27	—	0.0%

Total investment income	$18,112	$17,271	$841	4.9%

Net investment income	$8,958	$8,942	$16	0.2%
Net investment income per share	$0.37	$0.39	$(0.02)	(5.1%)

Adjusted net investment income (1)	$8,695	$9,145	$(450)	(4.9%)
Adjusted net investment income per share (1)	$0.36	$0.40	$(0.04)	(10.0%)

Net increase in net assets resulting from operations	$7,644	$9,957	$(2,313)	(23.2%)
Net increase in net assets resulting from operations per share	$0.31	$0.44	$(0.13)	(29.5%)

The $0.8 million increase in total investment income for the three months ended June 30, 2018 as compared to the same period in 2017 was primarily attributable to (i) a $1.8 million increase in total interest income resulting from higher average debt investment balances outstanding, partially offset by a small decrease in weighted average debt investment yield and two additional portfolio companies on non-accrual status, (ii) a $(0.6) million decrease in fee income resulting from a decrease in debt investment amendment fee and prepayment fee income, partially offset by a higher level of structuring fees earned due to a comparative increase in new investments, and (iii) a $(0.3) million decrease in dividend income from equity investments.

For the three months ended June 30, 2018, total expenses, including income tax provision, were $9.1 million, an increase of $0.8 million or 9.9%, from the $8.3 million of total expenses, including income tax provision, for the three months ended June 30, 2017. The increase was primarily attributable to (i) a $0.6 million increase in interest and financing expenses due to an increase in average borrowings outstanding and an increase in weighted average interest rate on borrowings, (ii) a $0.3 million net increase in base management and income incentive fees due to higher average total assets and partially offset by lower pre-incentive fee net investment income, and (iii) a $0.3 million increase in other general and administrative expenses due to the write-off of deferred equity offering costs related to our previous Form N-2 registration statement.

Net investment income was flat during the three months ended June 30, 2018 as compared to the same period in 2017, increasing by 0.2%. Adjusted net investment income (1), which excludes the capital gains incentive fee accrual, decreased by $(0.5) million, or (4.9)%, due to the $0.8 million increase in total investment income, which is less than the $1.3 million increase in total expenses, excluding the accrued capital gains incentive fee.

For the three months ended June 30, 2018, the total net realized loss on investments, net of income tax provision on realized gains, was $(15.2) million, as compared to total net realized loss on investments, net of income tax provision on realized gains, of $(0.4) million for the same period in 2017.

For the three months ended June 30, 2018, we recorded net change in unrealized appreciation of $13.9 million, as compared to net change in unrealized appreciation of $1.4 million for the same period in 2017.

Portfolio and Investment Activities

As of June 30, 2018, the fair value of our investment portfolio totaled $646.2 million and consisted of 65 active portfolio companies and two portfolio companies that have sold their underlying operations. Our total portfolio investments at fair value were approximately 105.6% of the related cost basis as of June 30, 2018. As of June 30, 2018, three debt investments bore interest at a variable rate, which represented $26.3 million of our portfolio on a fair value basis, and the remainder of our debt portfolio was comprised of fixed rate investments. As of June 30, 2018, our average active portfolio company investment at amortized cost was $9.4 million, which excludes investments in the two portfolio companies that have sold their underlying operations. The weighted average yield on debt investments was 12.7% as of June 30, 2018. The weighted average yield was computed using the effective interest rates for debt investments at cost as of June 30, 2018, including the accretion of OID and loan origination fees, but excluding investments on non-accrual status, if any.

Second quarter 2018 investment activity included the following new portfolio company investments:

•	American AllWaste LLC (dba WasteWater Transport Services), a vertically integrated provider of non-hazardous wastewater collection, processing and disposal service. Fidus invested $11.5 million in second lien debt and preferred equity and made a commitment for up to $3.0 million of additional second lien debt.

•	Power Grid Components, Inc., a supplier of high quality, mission critical products used in the North American electric power grid. Fidus invested $12.0 million in second lien debt, preferred equity and common equity.

•	UBEO, LLC, a premier provider of printer, copier, and related office equipment sales and services. Fidus invested $7.8 million in subordinated debt and common equity.

As of June 30, 2018, we had investments in three portfolio companies on non-accrual status, which had an aggregate cost and fair value of $16.8 million and $4.0 million, respectively.

Liquidity and Capital Resources

As of June 30, 2018, we had $24.0 million in cash and cash equivalents and $68.0 million of unused capacity under our senior secured revolving credit facility (the “Credit Facility”). As of June 30, 2018, we had SBA debentures outstanding of $214.5 million, $50.0 million outstanding of our 5.875% notes due 2023 (the “Public Notes”), and $7.0 million outstanding under our Credit Facility. As of June 30, 2018, the weighted average interest rate on total debt outstanding was 3.843%.

Subsequent Events

On August 1, 2018, we exited our debt and equity investments in Jacob Ash Holdings, Inc. We received payment in full on our second lien and subordinated debt investments. We redeemed our preferred equity and warrant investments for approximately $1.4 million.

Third Quarter 2018 Dividend of $0.39 Per Share Declared

On July 30, 2018, our Board of Directors declared a regular quarterly dividend of $0.39 per share for the third quarter of 2018, payable on September 21, 2018 to stockholders of record as of September 7, 2018.

When declaring dividends, our Board of Directors reviews estimates of taxable income available for distribution, which differs from consolidated income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2018 taxable income, as well as the tax attributes for 2018 dividends, will be made after the close of the 2018 tax year. The final tax attributes for 2018 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when we declare a cash dividend, stockholders who have not “opted out” of the DRIP at least two days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of our common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

Second Quarter 2018 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am ET on Friday, August 3, 2018. To participate in the conference call, please dial (877) 810-3368 approximately 10 minutes prior to the call. International callers should dial (914) 495-8561. Please reference conference ID # 3593877.

A live webcast of the conference call will be available at http://investor.fdus.com/events-presentations. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software.

A telephone replay of the conference call will be available from 12:00pm ET on August 3, 2018 until 11:59pm ET on August 10, 2018 and may be accessed by calling (855) 859-2056 (domestic dial-in) or (404) 537-3406 (international dial-in) and reference conference ID # 3593877. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle-market companies, which management generally defines as U.S. based companies with revenues between $10 million and $150 million. The Company’s investment objective is to provide attractive risk-adjusted returns by generating both current income from debt investments and capital appreciation from equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and is licensed by the U.S. Small Business Administration as a small business investment company.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements which are based upon current expectations and are inherently uncertain. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and are based on information available to the Company as of the date hereof and are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to update any such statement now or in the future, except as required by applicable law.

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Assets and Liabilities

(in thousands, except shares and per share data)

	June 30, 2018 (unaudited)	December 31, 2017
ASSETS
Investments, at fair value
Control investments (cost: $6,811 and $6,294, respectively)	$5,041	$4,723
Affiliate investments (cost: $80,428 and $91,361, respectively)	127,816	123,011
Non-control/non-affiliate investments (cost: $524,429 and $480,139, respectively)	513,325	468,574

Total investments, at fair value (cost: $611,668 and $577,794, respectively)	646,182	596,308
Cash and cash equivalents	23,999	41,572
Interest receivable	6,442	7,411
Prepaid expenses and other assets	1,103	972

Total assets	$677,726	$646,263

LIABILITIES

SBA debentures, net of deferred financing costs	$209,728	$226,660
Public Notes, net of deferred financing costs	48,217	—
Borrowings under Credit Facility, net of deferred financing costs	6,718	11,175
Accrued interest and fees payable	2,940	2,712
Management and incentive fees payable – due to affiliate	12,735	11,217
Administration fee payable and other – due to affiliate	340	562
Taxes payable	519	500
Accounts payable and other liabilities	268	164

Total liabilities	281,465	252,990

Commitments and contingencies

NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized, 24,463,119 and 24,507,940 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively)	24	24
Additional paid-in capital	369,963	370,545
Undistributed net investment income	2,923	5,687
Accumulated net realized gain (loss) on investments, net of taxes and distributions	(11,667)	(2,001)
Accumulated net unrealized appreciation on investments	35,018	19,018

Total net assets	396,261	393,273

Total liabilities and net assets	$677,726	$646,263

Net asset value per common share	$16.20	$16.05

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Operations (unaudited)

(in thousands, except shares and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Investment Income:
Interest income
Control investments	$61	$—	$118	$—
Affiliate investments	1,883	2,453	3,538	4,713
Non-control/non-affiliate investments	13,741	11,125	26,764	21,954

Total interest income	15,685	13,578	30,420	26,667
Payment-in-kind interest income
Control investments	162	—	315	—
Affiliate investments	107	456	507	870
Non-control/non-affiliate investments	1,061	1,200	2,187	2,445

Total payment-in-kind interest income	1,330	1,656	3,009	3,315
Dividend income
Control investments	—	—	—	—
Affiliate investments	197	268	641	546
Non-control/non-affiliate investments	98	347	(8)	727

Total dividend income	295	615	633	1,273
Fee income
Control investments	—	—	—	—
Affiliate investments	27	141	23	147
Non-control/non-affiliate investments	748	1,254	2,189	2,030

Total fee income	775	1,395	2,212	2,177
Interest on idle funds and other income	27	27	71	67

Total investment income	18,112	17,271	36,345	33,499

Expenses:
Interest and financing expenses	3,046	2,401	6,128	4,985
Base management fee	2,821	2,403	5,506	4,716
Incentive fee	1,907	2,484	5,661	4,862
Administrative service expenses	347	340	746	691
Professional fees	275	241	785	710
Other general and administrative expenses	691	431	986	709

Total expenses	9,087	8,300	19,812	16,673

Net investment income before income taxes	9,025	8,971	16,533	16,826
Income tax provision	67	29	198	25

Net investment income	8,958	8,942	16,335	16,801

Net realized and unrealized gains (losses) on investments:
Net realized gains (losses):
Control investments	—	—	—	—
Affiliate investments	(6,240)	—	733	26
Non-control/non-affiliate investments	(8,956)	(367)	(8,651)	6,071
Net change in unrealized appreciation (depreciation):
Control investments	(272)	—	(199)	—
Affiliate investments	9,353	(435)	15,738	750
Non-control/non-affiliate investments	4,802	1,817	461	(2,774)
Income tax provision from realized gains on investments	(1)	—	(1,748)	(1,385)

Net gain (loss) on investments	(1,314)	1,015	6,334	2,688

Net increase in net assets resulting from operations	$7,644	$9,957	$22,669	$19,489

Per common share data:
Net investment income per share-basic and diluted	$0.37	$0.39	$0.67	$0.75

Net increase in net assets resulting from operations per share — basic and diluted	$0.31	$0.44	$0.93	$0.86

Dividends declared per share	$0.39	$0.39	$0.78	$0.78

Weighted average number of shares outstanding — basic and diluted	24,463,119	22,653,580	24,480,484	22,550,846

Schedule 1

Supplemental Information Regarding Adjusted Net Investment Income

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year, less the aggregate amount of any capital gains incentive fees paid in all prior years. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income for the three and six months ended June 30, 2018 and 2017.

	($ in thousands) Three Months Ended June 30, (unaudited)		($ in thousands) Six Months Ended June 30, (unaudited)
	2018	2017	2018	2017
Net investment income	$8,958	$8,942	$16,335	$16,801
Capital gains incentive fee expense (reversal)	(263)	203	1,267	538

Adjusted net investment income (1)	$8,695	$9,145	$17,602	$17,339

	(Per share) Three Months Ended June 30, (unaudited)		(Per share) Six Months Ended June 30, (unaudited)
	2018	2017	2018	2017
Net investment income	$0.37	$0.39	$0.67	$0.75
Capital gains incentive fee expense (reversal)	(0.01)	0.01	0.05	0.02

Adjusted net investment income (1)	$0.36	$0.40	$0.72	$0.77

(1)

Adjusted net investment income per share amounts are calculated as adjusted net investment income dividend by weighted average shares outstanding for the period. Due to rounding, the sum of net investment income per share and capital gains incentive fee expense (reversal) amounts may not equal the adjusted net investment income per share amount presented here.

Company Contact:	Investor Relations Contact:
Shelby E. Sherard	Jody Burfening
Chief Financial Officer	LHA
Fidus Investment Corporation	(212) 838-3777
(847) 859-3940	jburfening@lhai.com